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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Jurisdiction or Organization
Depo DR Sub, LLC	Delaware
Depo NF Sub, LLC	Delaware
Depomed Bermuda Ltd	Bermuda

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT